                                   Exhibit 4.1

                           ASSIGNMENT OF INDEBTEDNESS

         This ASSIGNMENT is made this 11th day of December, 1998 by Shenzhen Zhenghua Group Co. Ltd. ("Group"), a company organized under the laws of the Peoples Republic of China ("PRC"), to Mr. Wu Zhi-Jian ("Wu"), New Century International S.R.L., a company organized under the laws of Peru ("Century"), Mr. Billy Yung ("Yung") and Chusa International Limited, a company organized under the laws of Antigua ("Chusa"). Wu, Century, Yung and Chusa are referred to herein together as the "Assignees."

         WHEREAS, Shenzhen Jinzhenghua Transport Industrial Development Co. Ltd., a company organized under the laws of PRC ("Transport"), is indebted to Group in an aggregate amount equal to US$3,900,000, representing cash advances from Group to Transport which have not been formally documented as of the date hereof, but the receipt of which Transport hereby confirms and acknowledges (the "Indebtedness"); and

         WHEREAS, Group wishes to assign all of its rights to repayment of the Indebtedness to the Assignees as set forth herein;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Group hereby assigns, conveys and transfers all of its right, title and interest in and to the Indebtedness, including without limitation all rights to repayment of the Indebtedness, to each of the Assignees in the respective amounts set forth opposite each Assignee's name on Exhibit A attached hereto.

         In witness hereof, Group has caused this Assignment to be duly executed by its duly authorized representative as of the date set forth above.


                                            Shenzhen Zhenghua Group Co. Ltd.


                                            By:  /s/ Wu Zhi Jian
                                               ---------------------------------

                                            Name:
                                                 -------------------------------

                                            Title:
                                                  ------------------------------

AGREED AND CONSENTED TO:

Shenzhen Jinzhenghua Transport
Industrial Development Co. Ltd.

By:  /s/ Wu Zhi Jian
   -------------------------------

Name:
     -----------------------------

Title:
      ----------------------------

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                                    EXHIBIT A


                                                          AMOUNT OF INDEBTEDNESS
                       ASSIGNEE                                  ASSIGNED
                       --------                                  --------
1.  Mr. Wu Zhi-Jian                                              US$825,871

2.  New Century International S.R.L.                           US$1,169,674

3.  Mr. Billy Yung                                               US$481,250

3.  Chusa International Limited                                US$1,423,205
                                                               ------------
                        TOTAL                                  US$3,900,000